EXHIBIT 21

SUBSIDIARIES OF SAFEGUARD SCIENTIFICS, INC.

     Exclusive of immaterial subsidiaries and companies in which the Registrant holds a minority interest, as of March 10, 2005, the Registrant had the following subsidiaries:

NAME	PLACE OF INCORPORATION

Alliance Consulting Group Associates, Inc.	NEW JERSEY

Alliance Holdings, Inc.	DELAWARE

Alliance IT Consulting India Private Limited	INDIA

Bonfield Fund Management, L.P.	DELAWARE

Bonfield Insurance, Ltd.	BRITISH VIRGIN ISLANDS

Bonfield Partners Capital, L.P.	DELAWARE

ChromaServices, Inc.	DELAWARE

ChromaVision Medical Systems, Inc.	DELAWARE

ChromaVision Oncology Services, Inc.	DELAWARE

Laureate Pharma, Inc.	DELAWARE

Mantas, Inc.	DELAWARE

Mensamind, Inc.	ILLINOIS

Pacific Title and Arts Studio, Inc.	DELAWARE

Penn-Sylvan Management, Inc.	PENNSYLVANIA

Safeguard 99 Capital, L.P.	DELAWARE

Safeguard 2000 Capital, L.P.	DELAWARE

Safeguard 2001 Capital, L.P.	DELAWARE

Safeguard Capital Management, Inc.	DELAWARE

Safeguard Delaware, Inc.	DELAWARE

Safeguard Fund Management, Inc.	DELAWARE

Safeguard Fund Management, L.P.	DELAWARE

Safeguard Partners Capital, L.P.	DELAWARE

Safeguard Scientifics (Delaware), Inc.	DELAWARE

Safeguard Scientifics Foundation	PENNSYLVANIA

Safeguard Technologies, Inc.	DELAWARE

SFINT, Inc.	DELAWARE

Sotas, Inc.	DELAWARE

SSI Management Company, Inc.	DELAWARE

SSI Partnership Holdings (Pennsylvania), Inc.	PENNSYLVANIA

SSIP (Delaware), Inc.	DELAWARE

XL Realty Corp.	FLORIDA